Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

CONTACT:    Investors: Jackson Kelly

(404) 676-7563

Media:  Dana Bolden

(404) 676-2683

pressinquiries@na.ko.com

THE COCA-COLA COMPANY REPORTS
2010 FIRST QUARTER RESULTS

Today, our Company reports solid growth in the first quarter of 2010.  We continued to win in the marketplace, gaining global value share and delivering volume and profit in line with our long-term targets, all while taking decisive action to strategically advance our North America business and further strengthen our franchise system in Europe.

•                  Solid worldwide unit case volume growth of 3% in the quarter, in line with our long-term volume target, and driven by international volume growth of 5%.

•                  First quarter reported EPS was $0.69, up 19%, with comparable EPS up 23% to $0.80.

•                  Reported operating income increased 17% in the quarter, and comparable currency neutral operating income grew 9%.

•                  Strong cash flow generation continued, with first quarter cash from operations up 52% to $1.3 billion.

•                  Gained global nonalcoholic ready-to-drink beverage value share and maintained global volume share.  International volume and value share gains continued.

•                  Integration planning for the Coca-Cola Enterprises deal strategically advances and remains on track with an expected fourth quarter close.

•                  Productivity initiatives are well on track to achieve goal of $500 million in annualized savings by year-end 2011.

ATLANTA, April 20, 2010 — The Coca-Cola Company reports solid first quarter 2010 operating results, with unit case volume increasing a strong 3%, in line with our long-term volume target and underscoring the strength of our brands even as global macroeconomic challenges continue.  We achieved broad-based international unit case volume growth of 5%.  Eurasia and Africa unit case volume grew 11% with continued strong growth of 29% in India and 18% growth in Turkey.  Pacific unit case volume grew 5%, cycling 4% in the prior year quarter, and Latin America unit case volume grew 4% with strong 12% growth in Brazil.  Europe unit case volume was even with the prior year quarter, with growth in France and the Benelux countries as well as in our Bottling Investment territories including 5% growth in Germany and 2% growth in the Nordic Region.  Growth continued in countries with per capita consumption of Company products less than 150 eight-ounce servings per year, with unit case volume up 10% in the quarter.

We gained global value share and maintained volume share in nonalcoholic ready-to-drink (NARTD) beverages and core sparkling beverages.  We also realized volume and value share gains across juices and juice drinks, sports drinks, coffee and packaged water.  Importantly, internationally we gained volume and value share in total NARTD beverages.

The continued power of the global “Open Happiness” campaign combined with the initial roll-out of our FIFA World Cup program and an increased focus on Coke with Meals drove growth in brand Coca-Cola, with unit case volume up 3% in the quarter.  The strong brand Coca-Cola growth came from a diversity of global markets, including double-digit growth in India, Vietnam, the Philippines, Brazil, Russia and Egypt.  During the quarter unit case volume for brand Coca-Cola grew over 1 million unit cases in 24 different countries.  Total sparkling beverage unit case volume increased 2% in the quarter, with international sparkling beverage unit case volume increasing 3%.  Total still beverage unit case volume increased 8% in the quarter, led by continued growth in juices and juice drinks, teas and water brands.  Still beverage unit case volume increased 12% internationally.

Muhtar Kent, Chairman and Chief Executive Officer, The Coca-Cola Company said, “I am once again pleased with the results of the quarter as we continue to grow our dynamic global business.  During the quarter we continued to achieve solid business results worldwide, all while taking decisive action to strategically advance our North America business and further strengthen our franchise system in Europe.  Despite expected ongoing challenges in global economic conditions, we continue to invest in our business and build the health of our brands fueled by world-class marketing and innovation.  This led to continued value share gains and strong and consistent cash flow.

As we look ahead to the year 2020, we see tremendous growth opportunities for our franchise system and for the entire nonalcoholic ready-to-drink beverage industry.  We are working closely with our bottling partners around the globe, leveraging our scale and the increased presence of our brands.  We remain confident in our ability to deliver against our strategies while laying the foundation for consistent, profitable and sustainable long-term growth, inspired by our 2020 Vision in a growing world of refreshment.”

FINANCIAL HIGHLIGHTS

•                  First quarter 2010 reported net revenues increased 5%.  Net revenues increased 1% on a comparable currency neutral basis, reflecting a 2% impact due to the deconsolidation of certain entities required by a change in accounting guidance, as well as geographic mix.

•                  First quarter 2010 reported operating income increased 17%, and comparable currency neutral operating income increased 9%.  This was driven by a continued strong focus on cost management and the leveraging of productivity initiatives as well as favorable timing of selling, general and administrative expenses.

•                  Cash from operations in the quarter increased 52% to $1.3 billion.  There were no share repurchases during the first quarter due to the pending Coca-Cola Enterprises (CCE) transaction.

•                  During the quarter, the Company announced its 48th consecutive annual dividend increase, raising the quarterly dividend 7% from 41 cents to 44 cents per common share. This is equivalent to an annual dividend of $1.76 per share, up from $1.64 per share in 2009.

OPERATING REVIEW

	Three Months Ended April 2, 2010
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	3	5	17	9

Eurasia & Africa	11	21	23	10
Europe	0	7	3	1
Latin America	4	15	33	27
North America	(2)	(6)	(1)	(1)
Pacific	5	5	5	(3)
Bottling Investments	3	9	—	—

Eurasia & Africa

•                  Our Eurasia and Africa Group’s unit case volume increased 11% in the quarter, cycling 3% growth in the prior year quarter.  Net revenues for the quarter increased 21%, reflecting a 13% increase in concentrate sales and a 13% positive currency impact, partially offset by  price/mix.  Reported operating income increased 23% in the quarter.  Comparable currency neutral operating income increased 10% in the quarter due to the increase in concentrate sales, partially offset by increased World Cup spending as well as country and product mix.

•                  In Eurasia and Africa, sparkling beverages increased 9% and still beverages increased 24% in the quarter, with brand Coca-Cola growing 8%.  The broad-based growth in unit case volume was led by a 29% increase in India and share gains across key beverage categories in that market.  Turkey unit case volume was up 18% and Africa also reported strong unit case volume growth in the quarter with the North and West Region growing 12% and the East and Central Region growing 9%.  Russia unit case volume was down 1%, with share gains in core sparkling beverages and showing sequential unit case volume improvement on strong brand Coca-Cola performance, up 12%.

Europe

•                  Our Europe Group’s unit case volume in the quarter was even, with sequential improvement during the quarter.  Net revenues for the quarter increased 7%, primarily driven by positive price/mix of 2% and a 6% positive currency impact, partially offset by a 2% decline in concentrate sales.  Reported operating income increased 3% in the quarter and was impacted by certain one-time charges related to the recently announced new organizational structure.  Comparable currency neutral operating income increased 1% on positive price/mix and continued expense management.

•                  Unit case volume in the quarter was positively impacted by growth in France and the Benelux countries as well as in our Bottling Investments territories with 5% growth in Germany and 2% growth in the Nordic Region.  Unit case volume for brand Coca-Cola and Coca-Cola Zero was up 1% and 7%, respectively, with core sparkling value share gains across Europe.  Volume results were impacted by continued softness in Spain and the Adriatic and Balkans Region as challenging economic conditions persist.

Latin America

•                  Our Latin America Group delivered unit case volume growth of 4% in the quarter, cycling 5% growth in the prior year quarter.  Net revenues for the quarter increased 15%, reflecting positive price/mix of 10% along with 6% concentrate sales growth and a 9% positive currency impact, partially offset by the impact of the deconsolidation of certain entities due to a change in accounting guidance.  Reported operating income was up 33% in the quarter, with comparable currency neutral operating income up 27%, primarily reflecting favorable volume and pricing and continued management of expenses.

•                  Solid unit case volume growth in the quarter was led by a 12% increase in Brazil and a 10% increase in our Latin Center Region.  Mexico unit case volume was down 2% in the quarter due to unseasonably cold weather, but showed sequential improvement during the quarter.  Mexico continued to gain share in total NARTD beverages as well as in the sparkling and still beverage categories.

•                  In the quarter, the Latin America Group gained volume and value share in total NARTD beverages and across most key countries.  In addition, the group posted volume and value share gains in the sparkling beverage category and volume share gains in the still beverage category.  Brand Coca-Cola unit case volume was up 5% in the quarter.

North America

•                  Our North America Group’s unit case volume declined 2% in a challenging economic environment, combined with unseasonably cold weather in January and February.  Net revenues for the quarter decreased 6%, reflecting a 6% decrease in concentrate sales and a 1% impact from price/mix, partially offset by a 1% positive currency impact.  Reported and comparable currency neutral operating income decreased 1% in the quarter, reflecting the impact of lower concentrate sales partially offset by favorable timing of marketing expenses and lower cost of goods sold due to business mix and lower input costs.

•                  Unit case volume for sparkling beverages declined 1% in the quarter, showing sequential improvement quarter on quarter and positively impacted by strong marketing initiatives, including the Vancouver Olympics and Super Bowl advertising.  Brand Coca-Cola continued to increase its favorite brand score advantage versus the competition among the important teen and mom consumer segments.  Coca-Cola Zero again delivered double-digit unit case volume growth in the quarter, achieving 16 consecutive quarters of double-digit growth.

•                  Still beverage unit case volume was down 2% in the quarter, as premium still beverages continue to be impacted by economically pressured consumers.  In addition, the first quarter is cycling the shift of the Rockstar energy drink business out of the Coca-Cola system.  In the quarter, North America held value share in still beverages with expansion of Trademark Simply single-serve packaging in the cold drink channel.  Trademark Simply unit case volume grew 26% in the quarter.

Pacific

•                  Our Pacific Group delivered unit case volume growth of 5% in the quarter, cycling 4% growth in the prior year quarter.  Net revenues for the quarter increased 5%, primarily reflecting a 3% increase in concentrate sales and a 6% positive currency impact, partially offset by country and channel mix.  Reported operating income increased 5% in the quarter.  Comparable currency neutral operating income decreased 3% in the quarter, reflecting country and channel mix, primarily in Japan, which also drove lower cost of sales.

•                  Pacific Group unit case volume growth was led by China, Southeast and West Asia, the Philippines and Korea.  China volume grew 6% in the quarter, following 29% growth in the fourth quarter which was led by growth across our portfolio and new product launches.  China juices and juice drinks grew 16% in the quarter due to the continued strong momentum of Minute Maid Pulpy and the continued expansion of Minute Maid Pulpy Super Milky, launched in September 2009.  China achieved volume and value share gains in still beverages and the juices and juice drinks category as a result.

•                  In Japan, unit case volume declined 3% in the quarter, which is a sequential improvement from the prior two quarters.  While Japan performance continues to be impacted by a weak economy and unfavorable weather, we gained value share in total NARTD and still beverages with volume and value share gains in the coffee, sports drinks and water categories.  Importantly, Coca-Cola Zero maintained its strong momentum with unit case volume growth of 24% in the quarter, and I LOHAS natural mineral water in the award winning eco-crush PET bottle performed strongly in the competitive convenience store channel.

Bottling Investments

•                  Our Bottling Investments Group’s unit case volume increased 3% in the quarter, driven by growth across most markets and especially in India, the Philippines, China, Brazil and Germany, partially offset by the impact of the deconsolidation of certain bottlers due to a change in accounting guidance.  On a comparable basis, after adjusting for the impact of the deconsolidation, unit case volume increased 11%.  Net revenues for the quarter increased 9%, reflecting the 3% increase in unit case volume and a high single-digit currency benefit, partially offset by country mix.  Reported operating income improved to $6 million in the first quarter from a loss of $69 million in the prior year quarter, reflecting the increase in revenues, the benefits of disciplined capital investments and expense management, and the cycling of higher non-recurring items in the prior year period.

FINANCIAL REVIEW

Net revenues for the quarter increased 5%, with comparable net revenues up 7%, reflecting a 2% impact due to the deconsolidation of certain entities required by a change in accounting guidance.  Net revenues were further impacted by a 6% positive currency impact and a 3% increase in concentrate sales, partially offset by a 2% impact from price/mix.  Net revenue was impacted during the quarter by geographic country mix as economic recovery in emerging markets continues to outpace the rest of the world.  At the same time, we effectively executed our revenue growth management initiatives to realize positive pricing.  This enabled us to grow global value share for the eleventh consecutive quarter while maintaining global volume share for the quarter.

Cost of goods sold decreased 2% in the quarter.  After adjusting for items impacting comparability, currency neutral cost of goods sold decreased 3%, as a result of a shift in mix.

Selling, general and administrative (SG&A) expenses increased 3% in the quarter.  After adjusting for items impacting comparability, SG&A expenses increased 5% in the quarter and decreased 1% on a currency neutral basis.  This decrease was primarily driven by our continued benefits associated with our ongoing productivity initiatives as well as timing of marketing expenses.

Reported and comparable operating income both increased 17% in the quarter.  Items impacting comparability reduced operating income by $96 million in 2010 and by $77 million in 2009.  These items were primarily related to restructuring charges and costs related to global productivity initiatives.  Currency positively impacted comparable operating income by 8% in the quarter.  Comparable currency neutral operating income was up 9% in the quarter.

For the first quarter of 2010, our reported earnings per share were $0.69, an increase of 19%.  Reported earnings per share for the first quarter of 2010 and 2009 included a net charge of $0.11 and $0.07 per share, respectively.  The net charge in both years included restructuring charges and costs related to global productivity initiatives.  The 2010 net charge also included the impact of the Venezuela currency devaluation.  After considering these items impacting comparability, earnings per share for the quarter were $0.80, an increase of 23%.  Earnings per share for the quarter were positively impacted by the relative weakness of the U.S. dollar versus other currencies around the world as compared to the prior year.

Cash from operations was $1.3 billion in the quarter compared with $0.9 billion in the prior year, an increase of 52%.  This increase was primarily driven by our improved performance, including the effect of currency, and the cycling of higher than normal pension funding of $193 million in the prior year period.

Effective Tax Rate

The reported effective tax rate for the quarter was 25.4%.  The underlying effective tax rate on operations for the quarter was 23.2%.  The variance between the reported rate and the underlying rate was due to the tax impact of various separately disclosed items impacting comparability.

Our underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results

First quarter 2009 results included a net charge of $0.07 per share primarily related to restructuring charges and asset write-downs.

NOTES

•                  All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.  References to cycling of growth rates compare the growth rate of the current period to that of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means nonalcoholic ready-to-drink beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees and sports drinks.

•                  All unit case volume percentage changes are computed based on average daily sales for the first quarter.  “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage, and “unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  First quarter 2010 results were impacted by one fewer selling day, which will be offset by the impact of one additional selling day in fourth quarter 2010 results.

•                  Comparable growth rates for the first quarter 2010 reflect the impact of the deconsolidation of certain entities required by a change in accounting guidance.

•                  Our long-term growth targets referenced in this release are on a comparable currency neutral basis and exclude structural changes.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our first quarter 2010 results today at 9:30 a.m. (EDT). We invite investors to listen to the live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	April 2, 2010	April 3, 2009	% Change
Net Operating Revenues	$7,525	$7,169	5
Cost of goods sold	2,541	2,590	(2)
Gross Profit	4,984	4,579	9
Selling, general and administrative expenses	2,705	2,624	3
Other operating charges	96	92	—
Operating Income	2,183	1,863	17
Interest income	60	60	0
Interest expense	85	85	0
Equity income (loss) - net	136	17	700
Other income (loss) - net	(115)	(40)	—
Income Before Income Taxes	2,179	1,815	20
Income taxes	553	456	21
Consolidated Net Income	1,626	1,359	20
Less: Net income attributable to noncontrolling interests	12	11	9
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,614	$1,348	20

Diluted Net Income Per Share*	$0.69	$0.58	19
Average Shares Outstanding - Diluted*	2,327	2,319

*      For the three months ended April 2, 2010 and April 3, 2009, “Basic Net Income Per Share” was $0.70 for 2010 and $0.58 for 2009 based on “Average Shares Outstanding - Basic” of 2,304 for 2010 and 2,313 for 2009.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	April 2, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$5,684	$7,021
Short-term investments	3,038	2,130
Total Cash, Cash Equivalents and Short-Term Investments	8,722	9,151
Marketable securities	72	62
Trade accounts receivable, less allowances of $44 and $55, respectively	3,705	3,758
Inventories	2,327	2,354
Prepaid expenses and other assets	2,382	2,226
Total Current Assets	17,208	17,551
Equity Method Investments	6,230	6,217
Other Investments, Principally Bottling Companies	519	538
Other Assets	2,095	1,976
Property, Plant and Equipment - net	9,036	9,561
Trademarks With Indefinite Lives	6,261	6,183
Goodwill	3,905	4,224
Other Intangible Assets	2,149	2,421
Total Assets	$47,403	$48,671

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$5,963	$6,657
Loans and notes payable	6,670	6,749
Current maturities of long-term debt	546	51
Accrued income taxes	404	264
Total Current Liabilities	13,583	13,721
Long-Term Debt	4,419	5,059
Other Liabilities	2,763	2,965
Deferred Income Taxes	1,481	1,580
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,520 shares, respectively	880	880
Capital surplus	8,646	8,537
Reinvested earnings	42,136	41,537
Accumulated other comprehensive income (loss)	(1,445)	(757)
Treasury stock, at cost - 1,214 and 1,217 shares, respectively	(25,345)	(25,398)
Equity Attributable to Shareowners of The Coca-Cola Company	24,872	24,799
Equity Attributable to Noncontrolling Interests	285	547
Total Equity	25,157	25,346
Total Liabilities and Equity	$47,403	$48,671

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow

(UNAUDITED)

(In millions)

	Three Months Ended
	April 2, 2010	April 3, 2009

Operating Activities
Consolidated net income	$1,626	$1,359
Depreciation and amortization	295	283
Stock-based compensation expense	53	53
Deferred income taxes	34	(20)
Equity income or loss, net of dividends	(118)	(3)
Foreign currency adjustments	93	42
Gains on sales of assets, including bottling interests	(14)	(5)
Other operating charges	71	74
Other items	73	100
Net change in operating assets and liabilities	(787)	(1,010)
Net cash provided by operating activities	1,326	873

Investing Activities
Acquisitions and investments, principally beverage and bottling companies and trademarks	(6)	(179)
Purchases of other investments	(915)	(6)
Proceeds from disposals of bottling companies and other investments	14	37
Purchases of property, plant and equipment	(393)	(467)
Proceeds from disposals of property, plant and equipment	16	7
Other investing activities	(84)	9
Net cash provided by (used in) investing activities	(1,368)	(599)

Financing Activities
Issuances of debt	2,773	5,758
Payments of debt	(2,922)	(3,001)
Issuances of stock	123	10
Purchases of stock for treasury	(2)	—
Dividends	(1,015)	(950)
Net cash provided by (used in) financing activities	(1,043)	1,817

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(252)	24

Cash and Cash Equivalents
Net increase (decrease) during the period	(1,337)	2,115
Balance at beginning of period	7,021	4,701
Balance at end of period	$5,684	$6,816

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	April 2, 2010 (1)	April 3, 2009 (6)	% Fav. / (Unfav.)	April 2, 2010 (2)	April 3, 2009 (7)	% Fav. / (Unfav.)	April 2, 2010 (2), (3), (4), (5)	April 3, 2009 (7), (8), (9)	% Fav. / (Unfav.)
Eurasia & Africa	$611	$503	21	$254	$207	23	$258	$202	28
Europe	1,262	1,180	7	712	692	3	722	697	4
Latin America	985	860	15	602	454	33	608	457	33
North America	1,932	2,056	(6)	425	428	(1)	424	426	0
Pacific	1,202	1,140	5	480	456	5	477	453	5
Bottling Investments	1,977	1,822	9	6	(69)	—	110	(43)	—
Corporate	18	17	6	(296)	(305)	3	(420)	(377)	(11)
Eliminations	(462)	(409)	—	—	—	—	—	—	—
Consolidated	$7,525	$7,169	5	$2,183	$1,863	17	$2,179	$1,815	20

(1)

Intersegment revenues for the three months ended April 2, 2010, were approximately $36 million for Eurasia and Africa, $228 million for Europe, $54 million for Latin America, $15 million for North America, $104 million for Pacific and $25 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes for the three months ended April 2, 2010, were reduced by approximately $1 million for Eurasia and Africa, $28 million for Europe, $4 million for North America, $33 million for Bottling Investments and $30 million for Corporate, primarily due to the Company’s ongoing productivity initiatives, restructuring charges and deal costs incurred in connection with our definitive agreements to acquire the assets and liabilities of CCE’s North American operations and to sell our Norwegian and Swedish bottling operations to CCE.

(3)

Income (loss) before income taxes for the three months ended April 2, 2010, was reduced by approximately $29 million for Bottling Investments, primarily attributable to the Company’s proportionate share of asset impairment charges and restructuring costs recorded by equity method investees.

(4)

Income (loss) before income taxes for the three months ended April 2, 2010, was reduced by approximately $103 million for Corporate due to the remeasurement of our Venezuelan subsidiary’s net assets. Subsequent to December 31, 2009, the Venezuelan government announced a currency devaluation, and Venezuela was determined to be a hyperinflationary economy.

(5)

Income (loss) before income taxes for the three months ended April 2, 2010, was reduced by approximately $23 million for Bottling Investments and $3 million for Corporate, primarily due to other-than-temporary impairments of available-for-sale securities.

(6)

Intersegment revenues for the three months ended April 3, 2009, were approximately $45 million for Eurasia and Africa, $200 million for Europe, $32 million for Latin America, $12 million for North America, $94 million for Pacific and $26 million for Bottling Investments.

(7)

Operating income (loss) and income (loss) before income taxes for the three months ended April 3, 2009, were reduced by approximately $5 million for North America, $65 million for Bottling Investments and $22 million for Corporate, primarily as a result of restructuring costs, productivity initiatives and an asset impairment.

(8)

Income (loss) before income taxes for the three months ended April 3, 2009, was reduced by approximately $51 million for Bottling Investments and $1 million for Corporate, primarily attributable to the Company’s proportionate share of asset impairment charges and restructuring costs recorded by equity method investees.

(9)

Income (loss) before income taxes for the three months ended April 3, 2009, was reduced by approximately $27 million for Corporate due to an other-than-temporary impairment of a cost method investment.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended April 2, 2010									% Change -
		Items Impacting Comparability						After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Certain Tax Matters	Other Items	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$7,525							$7,525	5	7	(1)
Cost of goods sold	2,541							2,541	(2)	2	(2)
Gross Profit	4,984							4,984	9	10	(3),(6)
Selling, general and administrative expenses	2,705							2,705	3	5	(4)
Other operating charges	96	$(40)	$(50)		$(6)			—	—	—
Operating Income	2,183	40	50		6			2,279	17	17	(5),(6)
Interest income	60							60	0	3
Interest expense	85							85	0	5
Equity income (loss) - net	136			$29				165	700	104
Other income (loss) - net	(115)	26					$103	14	—	—
Income Before Income Taxes	2,179	66	50	29	6		103	2,433	20	23
Income taxes	553	2	16	4	2	$(13)		564	21	22
Consolidated Net Income	1,626	64	34	25	4	13	103	1,869	20	23
Less: Net income attributable to noncontrolling interests	12							12	9	33
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,614	$64	$34	$25	$4	$13	$103	$1,857	20	23
Diluted Net Income Per Share	$0.69	$0.03	$0.01	$0.01	$0.00	$0.01	$0.04	$0.80 (7)	19	23
Average Shares Outstanding - Diluted	2,327	2,327	2,327	2,327	2,327	2,327	2,327	2,327

Gross Margin	66.2%							66.2%
Operating Margin	29.0%							30.3%
Effective Tax Rate	25.4%							23.2%

	Three Months Ended April 3, 2009
		Items Impacting Comparability					After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Certain Tax Matters	Accounting Guidance Changes	Considering Items (Non-GAAP)
Net Operating Revenues	$7,169					$(151)	$7,018
Cost of goods sold	2,590					(96)	2,494
Gross Profit	4,579					(55)	4,524
Selling, general and administrative expenses	2,624					(40)	2,584
Other operating charges	92	$(75)	$(17)				—
Operating Income	1,863	75	17			(15)	1,940
Interest income	60					(2)	58
Interest expense	85					(4)	81
Equity income (loss) - net	17			$52		12	81
Other income (loss) - net	(40)	27				(4)	(17)
Income Before Income Taxes	1,815	102	17	52		(5)	1,981
Income taxes	456	3	6	13	$(14)	(3)	461
Consolidated Net Income	1,359	99	11	39	14	(2)	1,520
Less: Net income attributable to noncontrolling interests	11					(2)	9
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,348	$99	$11	$39	$14	$0	$1,511
Diluted Net Income Per Share	$0.58	$0.04	$0.00	$0.02	$0.01	$0.00	$0.65
Average Shares Outstanding - Diluted	2,319	2,319	2,319	2,319	2,319	2,319	2,319

Gross Margin	63.9%						64.5%
Operating Margin	26.0%						27.6%
Effective Tax Rate	25.1%						23.3	% (8)

Notes:

Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)

Reported net operating revenue growth includes a negative impact of $151, or approximately 2%, due to items impacting comparability, which includes the effects of accounting guidance changes that are structural in nature. Net operating revenue growth after considering items impacting comparability for the three months ended April 2, 2010 includes a positive currency impact of approximately 6%. Currency neutral net operating revenue growth after considering items impacting comparability is 1%.

(2)

Cost of goods sold after considering items impacting comparability for the three months ended April 2, 2010 includes a positive currency impact of approximately 5%. Currency neutral cost of goods sold after considering items impacting comparability decreased 3%.

(3)

Gross profit after considering items impacting comparability for the three months ended April 2, 2010 includes a positive currency impact of approximately 7%. Currency neutral gross profit growth after considering items impacting comparability is 3%.

(4)

Selling, general and administrative expenses after considering items impacting comparability for the three months ended April 2, 2010 include a positive currency impact of approximately 5%. Currency neutral selling, general and administrative expenses after considering items impacting comparability decreased 1%. Items do not add due to rounding.

(5)

Operating income after considering items impacting comparability for the three months ended April 2, 2010 includes a positive currency impact of approximately 8%. Currency neutral operating income growth after considering items impacting comparability is 9%.

(6)

Currency neutral operating expense leverage after considering items impacting comparability for the three months ended April 2, 2010 is positive 6%, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 3% from currency neutral operating income growth after considering items impacting comparability of 9%.

(7)	Per share amounts do not add due to rounding.

(8)	Effective tax rate after considering impact of net income attributable to noncontrolling interests:

2009
Income before income taxes of $1,981 less net income attributable to noncontrolling interests of $9	$1,972
Income taxes	$461
Effective tax rate after considering impact of net income attributable to noncontrolling interests	23.4%

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended April 2, 2010 and April 3, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

												% Favorable
	Three Months Ended April 2, 2010					Three Months Ended April 3, 2009						(Unfavorable) - After
		Items Impacting Comparability			After		Items Impacting Comparability			After	% Favorable	Considering
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Considering Items (Non-GAAP)	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Accounting Guidance Changes	Considering Items (Non-GAAP)	(Unfavorable) - Reported (GAAP)	Items (Non-GAAP) (1)
Eurasia & Africa	$254		$1		$255	$207				$207	23	23
Europe	712		28		740	692			$(1)	691	3	7
Latin America	602				602	454			(12)	442	33	36
North America	425	$3	1		429	428	$5		3	436	(1)	(2)
Pacific	480				480	456			(3)	453	5	6
Bottling Investments	6	33			39	(69)	65		(4)	(8)	—	—
Corporate	(296)	4	20	$6	(266)	(305)	5	$17	2	(281)	3	5
Consolidated	$2,183	$40	$50	$6	$2,279	$1,863	$75	$17	$(15)	$1,940	17	17

Note: The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1) Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)
Eurasia & Africa	23	13	10
Europe	7	6	1
Latin America	36	9	27
North America	(2)	(1)	(1)
Pacific	6	9	(3)
Bottling Investments	—	—	—
Corporate	5	3	2
Consolidated	17	8	9

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended April 2, 2010 and April 3, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Along with Coca-Cola, recognized as the world’s most valuable brand, the Company’s portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; impact of the global credit crisis on our liquidity and financial performance; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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